Exhibit 99.1

Sensata Technologies names Robert Hureau as Chief Accounting Officer

ATTLEBORO, MA – May 21, 2009 — Sensata Technologies Inc. is announcing the appointment of Robert Hureau as Chief Accounting Officer responsible for worldwide accounting, external financial reporting, internal controls and treasury-related activities at the Company.

Hureau joined Sensata Technologies in February, 2007 as vice president and corporate controller and continues to serve as a vice president.

Hureau brings a wealth of experience to this new role. A graduate of the Babson College Franklin W. Olin Graduate School of Business, Hureau worked as vice president corporate controller and vice president finance at Brooks Eckerd Pharmacy and as corporate controller at Ocean Spray Cranberries, Inc. He started his career at PricewaterhouseCoopers LLP in Boston and is a Certified Public Accountant in the state of Massachusetts.

Commenting on the appointment, Sensata Technologies Executive Vice President and Chief Financial Officer Jeff Cote stated, “We are excited to have an individual with Bob’s professional experience and proven ability to deliver results at the company. Bob has played a key role in building Sensata’s corporate infrastructure as a standalone company and we look forward to his ongoing contributions in his new role.”

About Sensata Technologies

On April 27, 2006, Sensata Technologies B.V., a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated.

Sensata (www.sensata.com) is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with business and product development centers in the United States, the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, the Dominican Republic and the United States. Sensata employs approximately 9,000 people worldwide and serves the automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air conditioning, data, telecommunications, recreational vehicle and marine markets.